Exhibit 99.1

PDL BioPharma Elects Frederick Frank and Jody Lindell to Its Board of Directors

INCLINE VILLAGE, NV, Mar 11, 2009 (MARKET WIRE via COMTEX) — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced the election of Frederick Frank and Jody Lindell to the Company’s Board of Directors.

“Fred and Jody bring distinct and highly relevant expertise to PDL’s Board of Directors. We anticipate that they will make valuable contributions to PDL’s strategy and operations as we seek to maximize the value of our antibody humanization patents and related assets and monetize these assets for our stockholders,” said John McLaughlin, president and chief executive officer of PDL.

Frederick Frank is a former Vice Chairman of Barclays Capital. Prior to that, he held the positions of Vice Chairman and Director at Lehman Brothers, which was acquired by Barclays in September 2008 and which he joined as a Partner in October 1969. Before coming to Lehman, Mr. Frank was Co-Director of Research and Vice President and Director of Smith, Barney & Co. He is a Chartered Financial Analyst, member of The New York Society of Security Analysts and a Past President of the Chemical Processing Industry Analysts. Mr. Frank is a Director and Chairman of the Board of Epix Pharmaceuticals, Chairman of the Board of the Irvington Institute for Immunological Research and serves on the Advisory Boards of The Harvard School of Public Health, the Johns Hopkins Bloomberg School of Public Health and the Massachusetts Institute of Technology Center for Biomedical Innovation. He holds a B.A. from Yale University and an M.B.A. from the Stanford Graduate School of Business.

Jody Lindell is President and Chief Executive Officer of S.G. Management, Inc., an asset management company she has headed since 2000. Prior to that, Ms. Lindell was a partner with KPMG LLP where she served as Partner-In-Charge of the Industrial Markets and Healthcare and Life Sciences practices for the Western Area. Through September 2007, she served as a director and on the Audit and Director’s Loan Committees for First Republic Bank, which was a publicly traded financial institution that has since been acquired. Ms. Lindell continues to serve on the Advisory Board and Advisors Loan Committee for First Republic Bank. She has also served as a director of The Cooper Companies since March 2006 and is a member of its Audit and Organization and Compensation Committees. She is a Certified Public Accountant and holds a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

About PDL BioPharma

PDL BioPharma, Inc. pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and autoimmune diseases. This press release and further information about PDL BioPharma, Inc. can be found at: www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Contact:

David Carey

Lazar Partners

212-867-1768

SOURCE: PDL BioPharma

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